                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Addington Resources, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           ADDINGTON RESOURCES, INC.

                                                              September 22, 1995

Dear Stockholder:

  You are cordially invited to attend the 1995 Annual Meeting of Stockholders which will be held on Tuesday, October 17, 1995, at the offices of Schulte Roth & Zabel, 21st floor, 900 Third Avenue, New York, New York at 10:00 a.m., local time. We hope you will be able to attend.

  The enclosed meeting notice and proxy statement contain details concerning the business to come before the Meeting. You will note that the Board of Directors of the Corporation recommends a vote

  * "FOR" election of seven Directors to serve until the 1996 Annual Meeting of Stockholders; and

  * "FOR" ratification of Arthur Andersen LLP as independent accountants of the Corporation for 1995.

  Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend.

                                          Howard P. Berkowitz
                                          Chairman of the Board

                           ADDINGTON RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of Addington Resources, Inc.:

  The 1995 Annual Meeting of Stockholders of Addington Resources, Inc., a Delaware corporation, will be held at the offices of Schulte Roth & Zabel, 21st floor, 900 Third Avenue, New York, New York on Tuesday, October 17, 1995, at 10:00 a.m., local time, for the following purposes:

    1. To elect seven Directors to serve until the 1996 Annual Meeting of Stockholders;

    2. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Corporation to serve for 1995; and

    3. To transact such other business as may properly come before the meeting, and any adjournments thereof.

  Stockholders of record at the close of business on August 21, 1995, are entitled to notice of and to vote at the meeting, and any adjournments thereof.

                                          By Order of the Board of Directors
                                          Douglas D. Moore
                                          Secretary
Ashland, Kentucky

  EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                           ADDINGTON RESOURCES, INC.

                            1500 NORTH BIG RUN ROAD

                            ASHLAND, KENTUCKY 41102

                                                              September 22, 1995

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished to the holders of common stock (the "Common Stock") of Addington Resources, Inc. (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation to be voted at the 1995 Annual Meeting of Stockholders of the Corporation to be held at the offices of Schulte Roth & Zabel, 21st floor, 900 Third Avenue, New York, New York on Tuesday, October 17, 1995, at 10:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

  All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Corporation, by delivering a later proxy, or by voting in person at the Annual Meeting.

  The mailing address of the principal executive offices of the Corporation is Addington Resources, Inc., 1500 North Big Run Road, Ashland, Kentucky 41102. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is September 26, 1995.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of directors to serve until the 1996 Annual Meeting of Stockholders, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Regarding the ratification of the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1995, stockholders may vote in favor of, against or abstain from voting on the proposal. Stockholders should specify their choice on the enclosed form of proxy.

  If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed and dated proxy will be voted "FOR" the election of all nominees and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent accountants.

  The election of directors will require the affirmative vote by the holders of a plurality of the shares of Common Stock of the Corporation voting in person or by proxy at the Annual Meeting, and all other actions will require the affirmative vote by the holders of a majority of the shares of Common Stock of the Corporation voting in person or by proxy at the Annual Meeting.

  Only holders of record of shares of Common Stock of the Corporation at the close of business on August 21, 1995, are entitled to vote at the Annual Meeting or adjournments thereof. Each holder of record on the record date is entitled to one vote for each share of Common Stock of the Corporation so held. On August 21, 1995, there were 15,925,501 shares of Common Stock of the Corporation issued and outstanding. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             PRINCIPAL STOCKHOLDERS

  Except as otherwise noted in the footnotes following the table, the following table sets forth certain information concerning beneficial ownership of the Common Stock as of September 19, 1995, by (i) each person who is known to the Corporation to be the beneficial owner of more than 5% of the Common Stock,
(ii) each of the directors and nominees, (iii) each executive officer named in the Summary Compensation Table contained herein currently serving as an executive officer, and (iv) all directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed below has sole voting and dispositive power with respect to the shares listed next to the owner's name.

                                                   SHARES           PERCENTAGE
NAME OF BENEFICIAL OWNER                     BENEFICIALLY OWNED      OF CLASS
- ------------------------                     ------------------     ----------
Morgan Stanley Asset Management Limited 25
Cabot Square
Canary Wharf
London, E14 4QA England                          1,187,000(1)          7.4%
Howard P. Berkowitz
HPB Associates, L.P.
888 Seventh Avenue
New York, New York 10106                         2,455,285(2)(3)      15.4%
Larry Addington
1500 North Big Run Road
Ashland, Kentucky 41102                          3,113,324(4)         19.5%
Robert Addington
1500 North Big Run Road
Ashland, Kentucky 41102                          1,020,000(4)          6.4%
Bruce Addington
1500 North Big Run Road
Ashland, Kentucky 41102                          1,078,006(4)          6.8%
Stephen Addington                                   10,000(5)           *
Harold Blumenstein                                 100,000(3)           *
Jack C. Fisher                                       2,500              *
James Grosfeld                                     155,000(3)(6)       1.0%
Richard Ravitch                                     10,000(3)           *
Carl R. Whitehouse                                   3,100(7)           *
Kirby J. Taylor                                     13,833(8)           *
R. Douglas Striebel                                      0              *
All directors and executive
 officers as a group (9 persons)                 5,863,042(9)         36.7%

- --------
*  Represents less than 1% of outstanding shares.
(1) Morgan Stanley Asset Management Limited is an investment advisory subsidiary of Morgan Stanley Group Inc., 1251 Avenue of the Americas, New York, New York 10020. Each of these entities shares voting and dispositive power with respect to the 1,187,000 shares with holders of accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited. In addition to these shares, Morgan Stanley Group Inc. shares voting and dispositive powers with respect to 700 shares. Information concerning these entities is according to a Schedule 13G dated January 30, 1995.
(2) Mr. Berkowitz, as managing partner of HPB Associates, L.P., has sole voting and dispositive powers with respect to the shares owned by the partnership. For information concerning a voting agreement with respect to these shares, see "Election of Directors" herein.

(3) A group consisting of HPB Associates, L.P., Messrs. Berkowitz, Blumenstein, Grosfeld and Ravitch, and certain other limited and general partners of HPB Associates, L.P., beneficially owns 2,953,785 shares, including the shares set forth above. Each member of the group has the power to vote and dispose of the shares held by him, and no member has the power to vote and dispose of the shares held by another member of the group, other than with respect to shares beneficially owned by HPB Associates L.P., which power to vote and dispose of such shares may be exercised by its managing partner, Mr. Berkowitz.
(4) As a group, Larry Addington, Robert Addington, and Bruce Addington beneficially own 5,211,330 shares, including the shares set forth above. For information concerning a voting agreement with respect to these shares, see "Election of Directors" herein. Messrs. Addington agreed to certain restrictions on the transfer of their shares in connection with this voting agreement.
(5) Includes 10,000 shares that may be purchased pursuant to currently exercisable options.
(6) Includes 100,000 shares for which Mr. Grosfeld shares voting and dispositive powers with his wife.
(7) Includes 1,100 shares owned by Mr. Whitehouse's wife; Mr. Whitehouse has no voting or dispositive powers with respect to these 1,100 shares.
(8) Includes 250 shares owned by Mr. Taylor's wife; Mr. Taylor has no voting or dispositive powers with respect to these 250 shares. Includes 13,333 shares that may be purchased pursuant to options exercisable with 60 days.
(9) Includes 23,333 shares that may be purchased pursuant to options exercisable within 60 days, which shares are deemed outstanding for computing percentage of class owned by the group.

  Of the 5,211,330 shares of Common Stock owned by Larry, Robert and Bruce Addington, Larry Addington has pledged 200,000 shares, Robert Addington has pledged 1,000,000 shares, and Bruce Addington has pledged 400,000 shares to various financial institutions or brokers. No one pledgee has received 5% or more of the shares in pledge.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS

  The Board of Directors of the Corporation, pursuant to the By-laws of the Corporation, has set the number of directors of the Corporation at seven. All directors hold office until the next annual meeting of stockholders following their election and until their successors are elected and qualified.

  In 1994 the Board of Directors met four times. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and the aggregate of all meetings of the Committees on which they served (during the periods in which they served).

  The following information is furnished as of September 19, 1995. Unless stated otherwise, each director nominee has been engaged in the principal occupations listed below for five years or more.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

- --------------------------------------------------------------------------------

LARRY ADDINGTON
Ashland, Kentucky

  Larry Addington, age 59, has served as Chief Executive Officer and a director of the Corporation since its organization in 1986 and was the founder of each of the corporate entities acquired by the Corporation pursuant to the Corporation's 1987 reorganization. Mr. Addington served as President of the Corporation from its organization until June 30, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

STEPHEN ADDINGTON
Ashland, Kentucky

  Mr. Addington, age 29, served as Vice President of Operations for the Corporation's environmental subsidiary from 1992 to August 1995. From 1990 to 1992, Mr. Addington served as a regional manager for a coal subsidiary of the Corporation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

HOWARD P. BERKOWITZ
Scarsdale, New York

  Mr. Berkowitz, age 54, has been Chairman of the Board of Directors of the Corporation since August 1995, and had previously been a director of the Corporation from April 1995 to July 1995. Mr. Berkowitz has served as the managing partner of HPB Associates, L.P., a private investment partnership, since 1979. Mr. Berkowitz is also a director of Pulte Corporation.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

HAROLD BLUMENSTEIN
Bingham Farms, Michigan

  Mr. Blumenstein, age 57, has served as a director of the Corporation since August 1995. Mr. Blumenstein is a general partner of Paragon Properties Company, a real estate development, investment and management company, where he has been employed since 1971. Mr. Blumenstein is also a director of Copart, Inc.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

JACK C. FISHER
Owensboro, Kentucky

  Mr. Fisher, age 67, has served as a director of the Corporation since 1987. Mr. Fisher served as mayor of Owensboro, Kentucky from 1984 to 1987. He is currently retired. Before 1984, Mr. Fisher served as manager of U.S. Postal Service mail processing operations in Owensboro, Kentucky.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

JAMES GROSFELD
Southfield, Michigan

  Mr. Grosfeld, age 58, has served as a director of the Corporation since August 1995. Mr. Grosfeld, an independent investor, served as Chairman of the Board and Chief Executive Officer of Pulte Corporation, a homebuilding corporation, from 1974 to 1990. In addition to serving as Co-Chairman of the Executive Committee, Mr. Grosfeld serves as consultant and director of Pulte Corporation, and a director of each of the publicly-traded BlackRock Financial Management funds. Mr. Grosfeld is a director of Copart, Inc. and from 1993 until November 1994, he also served as Chairman of the Board of Copart, Inc.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

RICHARD RAVITCH
New York, New York

  Mr. Ravitch, age 62, has been a director of the Corporation since August 1995, and had previously been a director of the Corporation from April 1995 to July 1995. Mr. Ravitch has served as the Chairman of Aquarius Management Corporation, a real estate management company, for over five years. Mr. Ravitch served as the president of the Players Relations Committee of Major League Baseball from November 1991 to December 1994. Mr. Ravitch also serves as a director of Parsons Brinckerhoff Inc.

- --------------------------------------------------------------------------------

  In 1990, the Commodity Futures Trading Commission ("CFTC") brought a civil action against MultiVest Options, Inc., ("MOI") alleging various violations of the Commodity Exchange Act ("CEA") and certain rules and regulations of the CFTC. Mr. Grosfeld was the principal stockholder of the ultimate parent corporation of MOI, but, according to Mr. Grosfeld, was never an officer or director of MOI and did not participate in the day-to-day conduct of its business. Without admitting or denying the allegations of the CFTC complaint, MOI consented to the entry of a permanent injunction and appointment of a receiver. MOI discontinued its business operations in 1990. Mr. Grosfeld was not specifically named in the CFTC proceeding or in the injunction related thereto. Subsequently, in 1990 certain individuals who had previously purchased and sold commodity options through MOI brought a class action lawsuit against the parent and affiliated companies of MOI and Mr. Grosfeld alleging that the defendants, among other things, violated the antifraud provisions of the CEA and asserting other federal and state law claims. Mr. Grosfeld, who believes that the litigation is without merit, has denied all such allegations and is vigorously defending such litigation.

  HPB Associates, L.P. ("HPB') entered into a Stock Purchase Agreement, dated as of August 4, 1995 (the "Stock Purchase Agreement"), with Larry Addington, Robert Addington and Bruce Addington pursuant to which HPB agreed to purchase an aggregate of 2,000,000 shares of Common Stock from Messrs. Addington at $9.00 per share. Pursuant to the terms of the Stock Purchase Agreement, HPB purchased 577,003 shares of Common Stock on August 4, 1995. On August 24, 1995, HPB purchased the remaining 1,422,997 shares of Common Stock.

  On August 4, 1995, the Board was reconstituted to consist of eight members, four of whom were already members of the Board (Larry Addington, Bruce Addington, Messrs. Fisher and Whitehouse) and four of whom were not on the Board at such time (Messrs. Berkowitz, Blumenstein, Grosfeld and Ravitch). The four new directors were designated by HPB, and Mr. Berkowitz was appointed as Chairman of the Board. Bruce Addington resigned from the Board on August 15, 1995.

  The terms of the Stock Purchase Agreement include certain voting agreements. Among other things, Messrs. Addington agreed that (i) if the number of Addington Designees (as hereinafter defined) are included as part of the management slate of nominees for the Board, they shall vote all of their Common Stock in favor of the management slate of nominees for the Board in each election of directors of the Corporation and (ii) Messrs. Addington will not, directly or indirectly, solicit, nor participate in the solicitation of, proxies or consents in opposition to the management slate of nominees to the Board provided it includes the number of Addington Designees specified below, nor may they, directly or indirectly, solicit, nor participate in the solicitation of, proxies or consents to increase their representation on the Board to a number of persons in excess of the number of Addington Designees.

  HPB agreed that it will recommend inclusion in management's slate of nominees to the Board, and vote all of its Common Stock in favor of, three persons designated by Messrs. Addington (one of whom shall be Larry Addington) in each election of directors of the Corporation (the "Addington Designees"); provided, that (x) HPB shall not be obligated to recommend inclusion of, or to vote in favor of (i) more than two Addington Designees if Messrs. Addington shall then beneficially own less than 3,000,000 shares of Common Stock, (ii) more than one Addington Designee if Messrs. Addington shall then beneficially own less than 2,000,000 shares of Common Stock or (iii) any Addington Designee if Messrs. Addington shall then beneficially own less than 1,000,000 shares of Common Stock.

  The Addington Designees are Larry Addington, Stephen Addington and Jack C. Fisher. Larry Addington, Robert Addington, Bruce Addington, and Stephen Addington are brothers.

  The affirmative vote of a plurality of the shares represented at the Annual Meeting, in person or by proxy, is required for the election of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" LARRY ADDINGTON, STEPHEN ADDINGTON, HOWARD P. BERKOWITZ, HAROLD BLUMENSTEIN, JACK C. FISHER, JAMES GROSFELD, AND RICHARD RAVITCH. PROPERLY EXECUTED PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

COMMITTEES OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS

  In accordance with the By-laws of the Corporation, the Board of Directors has established several committees, including an Executive Committee and an Audit Committee. The Audit Committee performs functions similar to a compensation committee. The Board of Directors has not established a nominating committee.

  The Executive Committee has delegated authority to act for the full Board between meetings of the Board. The Executive Committee is comprised of Messrs. Berkowitz, Blumenstein and Grosfeld.

  The Audit Committee reviews with the independent accountants the scope and results of the Corporation's audits, the Corporation's internal accounting controls and the professional service furnished by the independent accountants to the Corporation. The Audit Committee also establishes the policies and procedures with respect to compensation of the Corporation's personnel and sets the targets and goals for the Corporation's management incentive program. The Audit Committee also reviews certain related party transactions. In 1994 the Audit Committee met two times. The Audit Committee is comprised of Messrs. Fisher and Whitehouse.

  Directors of the Corporation who are also officers of the Corporation receive no compensation for their services as directors. During 1994, the Corporation's standard directors fees for non-management directors were a base salary of $10,000 per year for services as directors, with an additional $1,000 per Board meeting actually attended, and $500 for each Committee meeting attended which was not held in conjunction with a meeting of the Board of Directors.

  On March 1, 1995, the Corporation received a proposal from Larry Addington, Robert Addington and Bruce Addington to purchase the Corporation's non-environmental businesses. The Corporation's Board of Directors authorized a special committee comprised of the Corporation's non-management directors (Messrs. Berkowitz, Fisher, Ravitch, Whitehouse and Stephen D. Weinress) to evaluate the proposal. The special committee was terminated following the withdrawal of the proposal on July 11, 1995. In connection with service on the special committee, each of the directors will receive $20,000, in lieu of any fees otherwise due the members for attendance at the committee's meetings.

EXECUTIVE OFFICERS

  Executive officers serve at the discretion of the Board of Directors. In addition to Larry Addington, the following persons serve as executive officers of the Corporation.

  Kirby J. Taylor, age 50, has served as President of the Corporation since July 1, 1994. From March 1993 through June 1994, Mr. Taylor served as vice president and chief financial officer of Outboard Marine Corporation, an international marketer of marine engines, boats, accessories and services. For 22 years before joining Outboard Marine Corporation, Mr. Taylor served various Tenneco companies, including service as vice president-finance from 1990 to March 1993 at Tenneco Automotive Company and service as a vice president and chief financial officer of Tenneco Minerals Company from 1984 to 1990.

  R. Douglas Striebel, age 38, became Vice President and Chief Financial Officer of the Corporation in June 1988. From July 1984 to June 1988, Mr. Striebel was an Audit Manager with Arthur Andersen & Co.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's common stock, to file reports (including a year-end report) of ownership and changes of ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of all reports filed.

  Based solely on a review of the forms furnished to the Corporation, or written representations from certain reporting persons, the Corporation believes that all persons who were subject to Section 16(a) in 1994 complied with the filing requirements.

INTEREST OF MANAGEMENT AND AGREEMENTS TO SELL CERTAIN NON-ENVIRONMENTAL
OPERATIONS

  Following the reconstitution of the Board on August 4, 1995, the Corporation announced that it would pursue the prompt but prudent sale of the Corporation's non-environmental businesses, with the net proceeds from such sale being deployed to expand the Corporation's environmental operations. Since the announcement, the Corporation has held preliminary discussions with a number of interested parties, which included companies that have contacted the Corporation as well as companies contacted by the Corporation, concerning the possible sale of the Corporation's non-environmental operations. These discussions have involved the potential sale of individual operations, but not the sale of a substantial portion of the Corporation's diverse non-environmental operations in a single transaction.

  By letter dated August 4, 1995 (the "Tennessee Put Agreement"), Larry Addington, Robert Addington, and Bruce Addington granted the Corporation the right, exercisable on or before September 29, 1995, to either (i) transfer to Messrs. Addington the stock of the Corporation's subsidiary, Tennessee Mining Company, Inc. ("TMI") (which at such time would own the Corporation's Tennessee coal properties and the contract with Tennessee Valley Authority ("TVA")) or
(ii) assign the Tennessee coal properties and the TVA contract to a corporation to be formed by Messrs. Addington. The outstanding payables as of August 4 with respect to the Tennessee coal properties (not exceeding $2.5 million) would be borne by the Corporation, or the Corporation would contribute that amount to TMI. The Corporation has contributed approximately $1.2 million through September 7, leaving $1.3 million to be contributed (the "Owed Contribution"). The consideration for the transaction would consist of the payment to the Corporation of $1.00 for each ton of coal delivered to the TVA under the TVA contract; provided that the maximum royalty payable to the Corporation would not exceed $12,000,000. On September 6, 1995, the Corporation gave notice to Messrs. Addington of exercise of its rights under the Tennessee Put Agreement.

  In connection with the Corporation's exercise of its rights under the Tennessee Put Agreement, the Corporation and Messrs. Addington entered into negotiations to sell certain of the Corporation's other non-environmental businesses to Messrs. Addington. On September 22, 1995, the Corporation and the Messrs. Addington entered into a definitive agreement (the "Coal Agreement"), pursuant to which, subject to certain conditions described below, Messrs. Addington would purchase the Corporation's coal mining subsidiaries, including TMI, and its mining equipment manufacturing and licensing subsidiary for $30 million cash and the assumption of certain liabilities related to the coal operations. The Coal Agreement also provides that the Corporation will retain certain cash payments (anticipated to be $7,000,000) to be received under the Technology Exchange Agreement between the Corporation's mining technology subsidiary and BHP Australia Coal Pty. Ltd. The Coal Agreement provides for the $1.00 per ton royalty to the Corporation for coal delivered under the TVA contract, with a $12 million maximum royalty. In addition, the Corporation would be entitled to retain the difference between (i) the net working capital of the subsidiaries to be transferred, excluding TMI and certain other assets and liabilities, as of the closing date less (ii) the amount of the Owed Contribution. If such difference is less than zero, then no cash adjustment will be made; however, the $1.00 per ton royalty under the TVA contract will be suspended until the Messrs. Addington have recouped the lesser of the Owed Contribution and the negative working capital.

  The Corporation and the Messrs. Addington have also entered into an agreement (the "Citrus Agreement") pursuant to which, subject to certain conditions described below, the Messrs. Addington would purchase the Corporation's citrus operations in Belize in exchange for 1,000,000 shares of Common Stock.

  The Board of Directors of the Corporation (excluding Larry Addington) believes that the transactions, if consummated, would enable the Corporation to promptly sell substantially all of the Corporation's non-environmental operations (excluding gold, lime, and Wind Mountain) on attractive terms, enabling the Corporation to focus on its key environmental operations and exploit opportunities for those operations currently available to it. Consummation of the transactions contemplated by the Coal Agreement and the Citrus Agreement is conditioned upon several items, including the receipt by the Corporation of a favorable fairness opinion, the receipt of financing by Messrs. Addington, and receipt of governmental, regulatory and third-party consents and releases. If the transactions are not consummated, the Corporation still intends to consummate the sale of TMI to the Messrs. Addington under the Tennessee Put Agreement.

  TASK Trucking Company ("TASK") provides trucking services to the Corporation and is owned by a brother-in-law of Messrs. Addington. During 1994, the Corporation's expense was $7,407,000 for trucking services provided through TASK. The Corporation believes that the price charged for such trucking services was not greater than the prices generally charged by non-affiliated entities in the area.

  Larry Addington owns a 50% interest in an office building in Owensboro, Kentucky in which the Corporation leases approximately 7,300 square feet of office space for a rent of $117,350 per year plus utilities. The lease is for a term of five years, expiring in 1996. The Corporation believes that the rental paid is not greater than that charged by non-affiliated entities in the area for similar facilities and is comparable to the rate charged to other tenants in the building, none of whom are related to the Corporation or Messrs. Addington.

  On February 23, 1993, the U.S. District Court for the District of Montana entered a judgment in a suit by Bill Robinson, Sr. stating that the defendants Larry Addington, Larry Harrington, Addwest Gold, Inc., Addington Resources, Inc., Addington Holding Company and Addwest Mining, Inc. were jointly and severally liable to Mr. Robinson for compensatory damages in the amount of $850,000 and that Mr. Robinson was entitled to punitive damages in the amount of $1,000 from Larry Harrington, $6,000,000 from Larry Addington, and $4,500,000 jointly and severally from defendants Addwest Gold, Inc., Addington Resources, Inc., Addington Holding Company, and Addwest Mining, Inc. Mr. Robinson had alleged breach of contract, fraud and bad faith in relation to his employment with Addwest Gold, Inc. A settlement has been reached in which Mr. Robinson released all parties from all claims. The Corporation paid Mr. Robinson $3,450,000 on April 18, 1994. Pursuant to indemnification agreements, including an agreement with Larry Addington, the Corporation paid the full amount of the settlement.

  With respect to the claims against Larry Addington, although the jury specifically rejected a claim by Mr. Robinson that Mr. Addington had committed fraud upon him, the court found that there was sufficient evidence to sustain the finding of liability upon the plaintiff's claim for negligent misrepresentation and the imposition of punitive damages against Larry Addington. The court stated that there was sufficient evidence to support a finding that the alleged negligent misrepresentations made by Larry Addington to the plaintiff were accomplished with actual malicious intent within the meaning of the Montana statute relating to the claims for punitive damages.

  Upon a determination by the Board of Directors (Larry Addington abstaining) that Larry Addington did at all times relevant to the litigation act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, the Corporation indemnified Mr. Addington against the amount of any final judgment entered against him and any and all expenses incurred by him in connection with the litigation. Because the interests of all the defendants were coincident, no marginal expenses were incurred by Mr. Addington during the trial phase of the litigation. However, Mr. Addington did engage separate counsel on appeal. This indemnification is pursuant to an indemnity agreement entered into with

Mr. Addington in August 1988, the form of which was previously approved by the Corporation's stockholders. The indemnification is also in accordance to
Section 145 of the General Corporation Law of the State of Delaware and the Corporation's Certificate of Incorporation and Bylaws. The Board of Directors, in meetings at which it received reports from counsel on the litigation, determined to indemnify Mr. Addington for past and future expenses as well as the trial court judgment.

  Larry Addington had guaranteed the Corporation's obligations in connection with the assignment of a coal sales contract subsequently transferred by the Corporation.

EXECUTIVE COMPENSATION

  The following table sets forth the aggregate cash compensation paid by the Corporation for 1994, 1993 and 1992 to the five most highly compensated executive officers of the Corporation whose salary and bonus compensation exceeded $100,000 in 1994, and who were serving at the end of the year, along with two executive officers who would have otherwise been included in such table but were not serving as executive officers at the end of the year.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL                         LONG TERM
                                   COMPENSATION                     COMPENSATION
                                 -----------------                  ------------
    NAME AND PRINCIPAL                                 ALL OTHER
         POSITION           YEAR  SALARY   BONUS      COMPENSATION  OPTIONS (#)
    ------------------      ----  ------   -----      ------------  -----------
Larry Addington             1994 $276,000 $    -0-      $    -0-          -0-
Chief Executive Officer
and                         1993  274,134      -0-           -0-          -0-
Director                    1992  259,615   39,468           -0-          -0-
Kirby J. Taylor(1)          1994 $107,658 $100,000(1)   $    -0-       40,000
President
Robert Addington            1994 $226,000 $    -0-      $    -0-          -0-
Vice President--Operations  1993  224,134      -0-           -0-          -0-
and Engineering             1992  207,692   39,468           -0-          -0-
Bruce Addington             1994 $176,000 $    -0-      $    -0-          -0-
Vice President--Operations  1993  173,442      -0-           -0-          -0-
                            1992  135,000   39,468           -0-          -0-
R. Douglas Striebel         1994 $132,250 $250,000(2)   $    -0-       25,000
Vice President, Chief       1993  128,403      -0-           -0-          -0-
Financial Officer           1992  122,116   90,468           -0-        5,000
William R. Nelson(3)        1994 $149,900 $100,000(2)   $217,100(4)       -0-
Vice President              1993  201,000      -0-           995(5)       -0-
                            1992   77,123      -0-           735(5)       -0-
Michael J. Quillen(6)       1994 $ 19,519 $250,000(2)   $255,000(7)       -0-
Vice President              1993  201,000  100,000           -0-          -0-
                            1992   95,406      -0-           -0-       40,000

- --------
(1) Employment began June 28, 1994, and Mr. Taylor received an aggregate $100,000 signing bonus, $50,000 of which was paid in each of 1994 and 1995.
(2) Bonus paid in connection with the disposition of certain assets to a subsidiary of The Pittston Company on January 14, 1994.
(3) Employment began August 1, 1992 and ended as of September 15, 1994.

(4) $217,100 represents a severance payment to Mr. Nelson.
(5) Represents the premium on term life insurance with a $500,000 death benefit.
(6) Employment began July 1, 1992; Mr. Quillen resigned effective January 14, 1994.
(7) Payment to Mr. Quillen made in February 1995 in connection with the termination of options for 40,000 shares of common stock as a result of the transaction with The Pittston Company described in note 2 above.

  The Corporation has entered into an employment agreement with Kirby J. Taylor. Pursuant to the employment agreement, Mr. Taylor will be employed as the President and Chief Operating Officer of the Corporation at an annual base salary of $250,000, subject to annual increases. Mr. Taylor received a signing bonus of $100,000. The employment agreement provides that Mr. Taylor would initially receive options for 40,000 shares, and subsequently receive grants of options for 20,000 shares per year for three years, for an aggregate of 100,000 shares. The agreement provides that if Mr. Taylor is discharged for any reason other than cause, as defined, the Corporation will pay him an amount equal to twice his base salary unless such termination is because of Mr. Taylor's death or retirement, or by the Corporation for gross negligence or willful misconduct. The employment agreement provides for an annual performance bonus calculated as follows: if the Corporation earns after tax profits of $1.00 per share, Mr. Taylor will receive 40% of his base salary as a performance bonus; if the Corporation earns after tax profits of $1.50 or more per share, Mr. Taylor will receive 75% of his base salary as a performance bonus; for after tax profits per share of $2.00 or more, Mr. Taylor will receive 100% of his base salary as a performance bonus. For after tax profits between $1.00, $1.50 and $2.00 per share, Mr. Taylor will receive a performance bonus of his base salary on a pro rata basis. In addition, for after tax profits of $1.50 per share, or $2.00 or greater per share, Mr. Taylor will be granted an annual bonus of options for 20,000 shares or 40,000 shares, respectively. For after tax profits between $1.50 and $2.00 per share, such bonus stock options will be granted on a pro rata basis. These stock options will be issued in accordance with the terms of the Corporation's Restated Stock Option Plan. The Corporation will provide Mr. Taylor the use of an automobile, limited country club dues, and a term life insurance policy with a death benefit of $750,000. The employment agreement also provides the Corporation contemplates making a seat on the Board of Directors available to Mr. Taylor upon the successful completion of one year of employment.

  The Corporation has entered into an employment agreement with R. Douglas Striebel. Pursuant to the employment agreement, Mr. Striebel will be employed as Chief Financial Officer of the Corporation at the rate of $131,250 per annum. Mr. Striebel may receive a bonus of up to $120,120 each year as a participant in the Corporation's management incentive program. In addition, Mr. Striebel may receive discretionary bonuses. If the Corporation is acquired by, or merged into, another entity, and Mr. Striebel's position is eliminated for reasons other than poor performance, the new management shall be required to grant him severance pay of no less than $300,000 or employ him for at least three years.

  The Corporation entered into an employment agreement with William R. Nelson. Pursuant to the employment agreement, the Corporation employed Mr. Nelson as the President and Chief Executive Officer of its subsidiary, Addington Environmental, Inc. Mr. Nelson was paid an annual salary of $200,000. The employment agreement provided a three-year term ending on July 31, 1995. The employment agreement provided certain benefits if a Change of Control (as defined) occurred. Pursuant to a release dated September 15, 1994, Mr. Nelson's employment agreement was terminated and he was provided a payment of $217,100. Mr. Nelson is subject to certain restrictive covenants set forth in the agreement for a period of three years from the termination.

STOCK OPTION PLAN

  During 1988, the Corporation adopted, with stockholder approval, the Restated Stock Option Plan (the "Option Plan"). Pursuant to the Option Plan, the Corporation has reserved for issuance 1,500,000 shares of Common Stock for which options may be granted by the Option Committee of the Board of Directors to officers, employees and independent contractors of the Corporation and its subsidiaries in amounts and upon terms and conditions to be determined from time to time by the Option Committee.

                             OPTION GRANTS IN 1994

                                                                   POTENTIAL
                                                               REALIZABLE VALUE
                                   % OF                        AT ASSUMED ANNUAL
                                   TOTAL                        RATES OF STOCK
                                  OPTIONS                            PRICE
                                  GRANTED                      APPRECIATION FOR
                      OPTIONS       TO     EXERCISE              OPTION TERMS
                      GRANTED    EMPLOYEES  PRICE   EXPIRATION -----------------
NAME                    (#)       IN 1994   ($/SH)     DATE     5% ($)  10% ($)
- ----                  -------    --------- -------- ----------  ------  -------
Larry Addington......    -0-        N/A       N/A         N/A       N/A      N/A
Kirby J. Taylor...... 40,000(1)    12.4%    $9.75    10/23/04  $245,269 $621,560
Robert Addington.....    -0-        N/A       N/A         N/A       N/A      N/A
Bruce Addington......    -0-        N/A       N/A         N/A       N/A      N/A
R. Douglas Striebel.. 25,000(2)     7.7%    $9.75    10/23/04  $153,293 $388,475
William R. Nelson....    -0-        N/A       N/A         N/A       N/A      N/A
Michael J. Quillen...    -0-        N/A       N/A         N/A       N/A      N/A

- --------
(1) Options become exercisable in one-third increments on October 24, 1995, October 24, 1996 and October 24, 1997.
(2) Options are exercisable October 24, 1999.

                                AGGREGATED 1994
                             YEAR-END OPTION VALUE

                                       NUMBER OF SECURITIES
                                            UNDERLYING      VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                         AT YEAR END (#)     AT YEAR END ($)(1)
                                       -------------------- --------------------
                                           EXERCISABLE/         EXERCISABLE/
NAME                                      UNEXERCISABLE        UNEXERCISABLE
- ----                                   -------------------- --------------------
Larry Addington.......................         N/A                  N/A
Kirby J. Taylor.......................      -0-/40,000          $0.00/$0.00
Robert Addington......................         N/A                  N/A
Bruce Addington.......................         N/A                  N/A
R. Douglas Striebel...................      -0-/30,000          $0.00/$11,250
William R. Nelson.....................       -0-/-0-            $0.00/$0.00
Michael J. Quillen(2).................       -0-/-0-            $0.00/$0.00

- --------
(1) Dollar amounts reflect market value of Common Stock based on December 31, 1994 price per share of $9.75; minus the exercise price.
(2) See Note 7 to the Summary Compensation Table.

STOCK GRANT PLAN

  On December 6, 1989, the Corporation adopted the Stock Grant Plan, pursuant to which 500,000 shares of Common Stock were reserved for issuance to employees of the Corporation, except that officers, directors and owners of more than 10% of the Corporation's Common Stock are not eligible to receive stock grants. The Stock Grant Plan is administered and interpreted by the Stock Grant Committee. A stock grant under the Stock Grant Plan confers upon a recipient the right to receive a specified number of shares of the

Corporation's Common Stock provided that certain conditions established by the Stock Grant Committee are satisfied. As of December 31, 1994, 338,900 shares were available for grants to employees pursuant to the terms of the Stock Grant Plan.

INDEMNITY AGREEMENTS

  The Corporation has entered into Amended and Restated Indemnity Agreements (the "Indemnity Agreements") with each of its directors and officers. The Indemnity Agreements generally provide that the directors and officers are entitled to indemnification to the fullest extent permitted by law against liabilities arising from any claims made against them as a result of acts or omissions alleged to have been committed while acting as directors or officers of the Corporation or at the request of the Corporation as an officer or director of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans and solely because of their being directors or officers. Under the Indemnity Agreements, the Corporation is not obligated to pay any fine, obligation or fee if such is prohibited by law. In addition, the Corporation is not liable under the Indemnity Agreements in connection with any claim made against a director or officer, if the director or officer has insurance coverage for a specific claim or is otherwise indemnified. Further, the Corporation has no liability for matters with respect to which a director or officer has (i) obtained an illegal personal profit,
(ii) committed certain acts of dishonesty, or (iii) been required to make an accounting of profits for the purchase and sale of securities under Section 16(b) of the Securities Exchange Act of 1934.

                        REPORT ON EXECUTIVE COMPENSATION

  During 1994, the Audit Committee of the Board of Directors was authorized to set the salaries and other compensation of each of Larry Addington, Robert Addington and Bruce Addington. The Audit Committee was also authorized to set the targets, goals and awards for the Corporation's Management Incentive Program. Finally, the Audit Committee was authorized to establish the policies and procedures with respect to compensation of the Corporation's personnel.

  With respect to setting the base salary compensation of Messrs. Addington, including Larry Addington as Chief Executive Officer, such compensation was based upon the Audit Committee's general subjective sense of the compensation of executive officers in the coal industry (although specific compensation packages were not reviewed or considered), the extensive experience of each of Messrs. Addington in the coal industry, and the desirability of continuity of management for the Corporation. In increasing Messrs. Addington's base salaries for 1993, the Audit Committee also considered that each of Messrs. Addington's base salary for 1992 was the same as the salary established in the Corporation's employment agreements dated January 1, 1987 with each of them. During 1994, none of Messrs. Addington requested a modification of his base salary, and the Audit Committee took no action with respect to such base salaries. The base salary of Larry Addington was more than that of Robert Addington and Bruce Addington to reflect his greater responsibility as Chief Executive Officer of the Corporation.

  The Corporation's interest in providing its executive officers with incentive-based compensation has also been considered. In previous years, the Audit Committee established specific goals for the Corporation's Management Incentive Program. Each of Messrs. Addington and R. Douglas Striebel, the Corporation's Chief Financial Officer, were entitled to receive bonuses under the Management Incentive Program if the Corporation achieved certain target performance levels in sales, operating profits and mining productivity as established by the Audit Committee. With respect to the Management Incentive Program, bonuses are awarded based on corporate performance and an individual's performance is not considered in the determination of a bonus. During 1994, the Audit Committee did not establish specific target performance levels following the disposition of certain assets of the Corporation's coal mining operations to a subsidiary of The Pittston Company in January 1994. However, in light of the Audit Committee's previous policy to award bonuses under the Management Incentive Program on the basis of corporate performance, with a long-standing policy of awarding no bonuses if the return on stockholders' equity were less than 12.5% (a return the Corporation did not achieve for 1994), the Audit Committee did not award any bonuses pursuant to the Management Incentive Program for 1994.

  With respect to the salaries and other compensation of the Corporation's personnel (other than Messrs. Addington) during 1994, the Audit Committee believed that Larry Addington as Chief Executive Officer was in the best position to establish such compensation and acted upon his recommendations. In establishing the salaries and other compensation of the Corporation's personnel, it is the Audit Committee's understanding that Larry Addington considered the executive's performance of his duties, the executive's responsibilities and experience, and the historical compensation levels of the Corporation. Such compensation was not based on specific measures of corporate performance such as the Corporation's profitability or the market value of its Common Stock and was not measured by specific quantitative criteria, but was qualitatively assessed. During 1994, such compensation also included bonuses awarded at the time of the disposition of certain assets to a subsidiary of The Pittston Company in January 1994. These bonuses were awarded in connection with compensating employees for extraordinary efforts expended in connection with the consummation of this transaction.

  The Company's Restated Stock Option Plan (the "Option Plan") is designed to afford an incentive to certain employees and independent contractors to remain in the employ of the Corporation and to aid the Corporation in attracting, maintaining and developing capable personnel of a caliber required to insure the Corporation's continued success. The Option Plan is administered and interpreted by the Option Committee, comprised solely of Larry, Robert and Bruce Addington during 1994. Messrs. Addington were not eligible to receive options pursuant to the Option Plan. During 1994, the Option Committee issued options for a total of 283,000 shares of Common Stock. Of these options, 40,000 options were issued to Kirby Taylor in connection with the arm's-length negotiation and execution of his employment agreement to serve as the Corporation's President. In determining to grant options to other employees in 1994, the employees to whom options would be granted, and the number of options to be granted each such employee, the Option Committee considered the employee's performance of his duties, the employee's responsibilities and experience, the employee's base salary, and the number of options previously granted to each such employee. The Option Committee did not accord a particular weight to any one of these factors but made its determinations based on its overall subjective sense of the best interests of the Corporation. The Option Committee's determinations were not based on specific measures of corporate performance.

  This report is submitted by the Audit Committee with respect to all matters involving executive compensation, except for those matters related to stock options, and by the members of the Option Committee during 1994 with respect to stock options.

Members of the Audit Committee           Members of the Option Committee
Carl R. Whitehouse                       Larry Addington
Jack C. Fisher                           Robert Addington
                                         Bruce Addington

PERFORMANCE GRAPH

  The following graph shows a five-year comparison of cumulative total returns for the Corporation, the NASDAQ Stock Market and indices of peer companies selected by the Corporation engaged in coal mining and waste management operations.


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG ADDINGTON RESOURCES INC., NASDAQ MARKET INDEX, COAL PEER GROUP AND
                          WASTE MANAGEMENT PEER GROUP


Measurement Period           ADDINGTON         NASDAQ          COAL          WASTE MANAGEMENT
(Fiscal Year Covered)        RESOURCES INC.    MARKET INDEX    PEER GROUP    PEER GROUP
- -------------------          --------------    ------------    ----------    ----------------
Measurement Pt-
12/31/89                     $100              $100            $100          $100
FYE 12/31/90                 $ 65.67           $ 81.12         $ 96.29       $ 88.31
FYE 12/31/91                 $ 50.75           $104.14         $112.32       $ 93.55
FYE 12/31/92                 $ 89.55           $105.16         $ 97.17       $ 94.09
FYE 12/31/93                 $113.43           $126.14         $ 87.34       $ 69.33
FYE 12/31/94                 $ 58.21           $132.44         $ 72.95       $ 72.86

  The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each year for the Corporation, the NASDAQ Stock Market and the peer groups assumes that the value of the investment in the Corporation's Common Stock, the NASDAQ Stock Market and the peer groups was $100 on December 31, 1989.

  The above graph compares the performance of the Corporation with that of the NASDAQ Stock Market and groups of peer companies with the investment weighted by market capitalization. Companies in the coal mining operations peer group are as follows: Ashland Coal Company, MAPCO, Inc., Nerco, Inc., The Pittston Company, and Westmoreland Coal Company. On June 2, 1993, Nerco, Inc. merged into a subsidiary of Kennecott Corp. On July 8, 1993, The Pittston Company ceased trading its shares and commenced trading "target" shares of Pittston Services representing its non-minerals businesses, and Pittston Minerals representing its minerals business. The value for the coal peer group of $72.86 on December 31, 1994, is based on the exclusion of Nerco, Inc. as of June 2, 1993, inclusion of the Pittston Minerals target stock as of July 8, 1993, and recapitalization of the peer group as of each of those dates. Companies in the waste management operations peer group are as follows: Browning-Ferris Industries, Inc., Eastern Environmental Services, Inc., Laidlaw Inc. (Class B), and WMX Technologies, Inc.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Corporation has appointed the firm of Arthur Andersen LLP to serve as independent accountants of the Corporation for the year ending December 31, 1995, subject to ratification of this appointment by the stockholders of the Corporation. Arthur Andersen LLP has served as independent accountants of the Corporation for many years and is considered by management of the Corporation to be well qualified.

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Arthur Andersen LLP as the independent accountants for 1995. If the stockholders should not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE CORPORATION FOR 1995. PROPERLY EXECUTED PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                            EXPENSES OF SOLICITATION

  All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Corporation without additional compensation.

                STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Corporation on or before May 28, 1996 to be eligible for inclusion in the Corporation's proxy statement and proxy relating to that meeting.

                               OTHER INFORMATION

  Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting. As to any other matter or proposal that may properly come before the meeting, it is intended that proxies solicited will be voted in accordance with the discretion of the proxy holders.

  The form of proxy and the proxy statement are being mailed and delivered to stockholders by the authority of the Board of Directors.

Ashland, Kentucky
September 22, 1995

                           ADDINGTON RESOURCES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 ADDINGTON RESOURCES, INC. (THE "CORPORATION")

  The undersigned hereby appoints Howard P. Berkowitz and James Grosfeld, or either of them (with full power to act alone), as proxies, with the Corporation's Chairman of the Board retaining the power of substitution should either of them be unable to serve, to represent and to vote all of the stock of the Corporation held of record or which the undersigned is otherwise entitled to vote, at the close of business on August 21, 1995, at the 1995 Annual Meeting of Stockholders to be held at the offices of Schulte Roth & Zabel, New York, New York, on Tuesday, October 17, 1995, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:
  1.ELECTION OF DIRECTORS
   [_] FOR all nominees listed below (except as marked to the contrary below)
                          [_] WITHHOLD AUTHORITY to vote for all nominees
                              listed below

    Larry Addington, Stephen Addington, Howard P. Berkowitz, Harold
      Blumenstein, Jack C. Fisher, James Grosfeld, and Richard Ravitch

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE BELOW)

  ------------------------------------------------------------------------------
  2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE CORPORATION TO SERVE FOR 1995
   [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting
            (Continued and to be Signed and Dated on reverse side)

- --------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

                                 ----------------------------------------------
                                 Signature

                                 ----------------------------------------------
                                 Additional signature, if held jointly

                                 Dated______________ , 1995

                                 ---------------------------------------------
                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                 ---------------------------------------------

                                 Please sign exactly as name appears at left.
                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.